Contact: Damon Elder
(949) 270-9207
delder@ahinvestors.com

American Healthcare Investors’ Executive Team Enters Into
Griffin-American Healthcare REIT III Stock Purchase Plans

IRVINE, Calif. (March 6, 2014) - American Healthcare Investors, a commercial real estate investment firm that specializes in the acquisition and management of healthcare-related properties, announced today that its three principals, Jeff Hanson, Dan Prosky and Mathieu Streiff, along with the company’s five division heads, have entered into irrevocable stock purchase plans applicable to Griffin-American Healthcare REIT III.
Under the terms of the plans, Hanson, Prosky and Streiff have agreed to invest 100 percent of the after-tax cash compensation (salary and annual bonus) they receive as employees of American Healthcare Investors, the REIT’s co-sponsor, directly into shares of the REIT. Hanson serves as chairman of the board and chief executive officer of Griffin-American Healthcare REIT III, Prosky serves as the REIT’s president and chief operating officer and Streiff serves as its executive vice president, general counsel. Hanson, Prosky and Streiff have also invested a total of $750,000 into the REIT as its first individual investors. This initial investment is in addition to the ongoing stock purchases they will make through their stock purchase plans.
Additionally, the five division heads of American Healthcare Investors have also entered into stock purchase plans wherein they invest between 10 percent and 15 percent of their after-tax salary into shares of Griffin-American Healthcare REIT III.
“We share a fundamental belief that the executives responsible for an investment offering should make considerable personal monetary investments that align their interests with those of the stockholders,” said Hanson. “As such, we are pleased to enter into these stock purchase programs and to stand shoulder-to-shoulder with the stockholders we serve.”
The plans, as disclosed in a filing by Griffin-American Healthcare REIT III with the U.S. Securities and Exchange Commission, state that investments begin after the later of April 1, 2014 or the initial release from escrow of the minimum offering amount, as described in the prospectus relating to the Griffin-American Healthcare REIT III initial public offering. The plans will remain in effect until Griffin-American Healthcare REIT III closes its equity raise or at the end of 2014, as the plans must be renewed on an annual basis. All of the personnel who have entered into the stock purchase plans have expressed their intention to renew the plans on an annual basis until the close of the offering.
About American Healthcare Investors LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate, including medical office buildings, skilled nursing facilities, hospitals and assisted living facilities. The company was founded by nationally recognized real estate investment executives Jeff Hanson, Danny Prosky and Mathieu Streiff, who have completed in excess of $18 billion in aggregate acquisition and disposition transactions during their careers, approximately $8 billion of which has been healthcare-related real estate transactions. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

This release contains certain forward-looking statements with respect to American Healthcare Investors personnel’s desire to renew their stock purchase plans and the ability of Griffin-American Healthcare REIT III, Inc. to raise proceeds in its public offering. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements in this document speak only as of the date on which such statements were made, and undue reliance should not be placed on such statements.  We undertake no obligation to update any such statements that may become untrue because of subsequent events.